Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT: Tom Ryan Investor Relations Advisor ph: 203.682.8200 fax: 203.682.8201	Mark L. Yoseloff, Ph.D., Chairman and CEO Paul Meyer, President, COO and Acting CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR RESULTS

LAS VEGAS . . . Thursday, January 10, 2008 . . . Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the fourth quarter and fiscal year ended October 31, 2007.

Fourth Quarter Financial Results

•                  Revenue increased 13% to a record $51.7 million and lease revenue was a record in all product segments except Electronic Gaming Machines

•                  Adjusted EBITDA decreased 23% to $12.0 million

•                  GAAP diluted earnings per share from continuing operations of $.23 as compared to $.09 in the prior year period

GAAP earnings per share for the current quarter were impacted by several factors, including:

•                  The immediate accretion of $.005 per share from the acquisition of Progressive Gaming International Corp’s (PGIC) Table Game Division (TGD)

•                  The tax benefit related to the amortizable PC4 intangible asset of $.19 per share

•                  Foreign currency losses of $1.8 million, or $.04 per share, related to the weakening of the U.S. dollar

•                  The minimum royalty shortfall payable to WMS Gaming Inc. of $1.3 million, or $.03 per share

•                  Inventory write-down at Stargames of $0.3 million, or $.01 per share

•                  Employee severance and class action lawsuit costs of $0.7 million , or $.02 per share

GAAP earnings per share for the prior year quarter were impacted by several factors, including:

•                  Inventory write-down at Stargames of $1.3 million, or $.03 per share

Fiscal Year Financial Results

•                  Revenue increased 10% to $178.9 million and lease revenue was a record in all of the Company’s product segments

•                  Adjusted EBITDA decreased 29% to $48.8 million

•                  GAAP diluted earnings per share from continuing operations of $.46 as compared to $.14 in the prior year period

GAAP earnings per share for the current year were impacted by several factors, including:

•                  The tax benefit related to the amortizable PC4 intangible asset of $.19 per share

•                  Foreign currency losses of $3.1 million, $.06 per share, related to the weakening of the U.S. dollar

•                  The minimum royalty shortfall payable to WMS Gaming, Inc. of $2.9 million, or $.06 per share

•                  Inventory write-down at Stargames of $1.5 million, or $.03 per share

•                  Customer return of Stargames product sold pre-acquisition of $0.4 million, or $.01 per share

•                  Employee severance and class action lawsuit costs of $1.0 million , or $.02 per share

GAAP earnings per share for the prior year were impacted by several factors, including:

•                  Inventory write-down at Stargames of $1.3 million, or $.03 per share

•                  In-process research and development (“IPR&D”) charge related to the acquisition of Stargames of $19.1 million or $.53 per share

•                  Gain on sale of patent of $4.6 million or $.08 per share

During fiscal 2007, the Company announced its Five Point Strategic Plan as follows:

•                  A renewed emphasis on leasing versus selling

•                  Continuing development of relevant technology to drive new products across all product lines

•                  An effort to increase the return from existing assets already in the field by adding new value elements

•                  A value engineering program to reduce manufacturing costs across all product lines

•                  The monetization of non-core assets and the utilization of the proceeds to reduce debt

While the renewed emphasis on leasing versus selling increased fiscal 2007 lease revenues, albeit negatively impacting earnings, it is expected that each of these five initiatives will begin to positively impact operating results in fiscal 2008.

Significant fiscal 2007 accomplishments which are consistent with the Company’s Five Point Strategic Plan are as follows:

•                  Leased shuffler installed base reached a record high of approximately 5,000 units

•                  Leased table game installed base reached a record high of approximately 4,000 tables

•                  Leased Electronic Table Systems installed base reached a record high of approximately 1,100 seats with total installed seats reaching a record high of approximately 6,100 seats

•                  Installation of the Company’s next generation utility products including the iDeal and the iShoe

•                  Significant growth in the Company’s Electronic Table Systems revenue of 69% to $27.9 million largely attributable to the Company’s exclusive arrangement with the Delaware State Lottery and expansion of racino,  sporting club and other new markets into eTable  formats

•                  Strong placements of the Company’s Electronic Gaming Machine products in the Australasian market with growth in fiscal 2007 revenues of 86% to $39.3 million as compared to nine months in the prior year

•                  Organization changes to divide the Las Vegas-based corporate operations from the domestic operations, which are now called Shuffle Master Americas, positioning the Company for worldwide strategic direction and operation through five distinct profit centers

•                  The creation of the Corporate Product Group (CPG), led by the Company’s Chairman and CEO, Dr. Mark Yoseloff, which is tasked with overseeing the creation and development of Shuffle Master’s existing and future product lines

•                  Completed the acquisition of PGIC’s TGD which added approximately 600 units to the Company’s table games lease base and has been immediately accretive to the Company’s results of operations for the one month of operations included in the Company’s fiscal 2007 financial results

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “Fiscal year 2007 was a challenging year for Shuffle Master.  It was a year in which, although we hit record revenues, Adjusted EBITDA and earnings per share were impacted by a number of factors.  At the same time, fiscal year 2007 was an important transitional year for the Company, as we accomplished a number of goals that we considered necessary for sustainable future revenue and earnings growth. Having now completed the integration of our Stargames acquisition, as well as establishing a five point strategic plan, we believe that the hardest times are behind us and that the future prospects for the Company are strong.  This belief is based on several factors, including the apparent early success of our move from selling to leasing product, the general acceptance by our customers of our strategic initiatives and the position of the Company in the casino table game business, which we believe is currently the fastest growing segment of the gaming industry.”

The Company has changed its reporting segments and is now reporting on four operating segments: Utility Products; Proprietary Table Games; Electronic Table Systems and Electronic Gaming Machines.  Comparative information for each segment is provided below.

Utility Products

Fourth Quarter 2007

The Utility Products segment includes revenues derived primarily from the Company’s Shufflers, Chippers and Intelligent Shoes.  Revenue from Utility Products totaled $19.7 million in the fourth quarter, a decrease of 13% from $22.7 million in the comparable prior year quarter.  The decline in the current year period is a result of the renewed focus on leasing.  Shuffler sales revenue, for example, was $4.2 million higher in the prior year quarter than in the current quarter. The fourth quarter included the first significant installs of the Company’s next generation iDeal shuffler which has a higher sale and lease price point than any of the

Company’s prior shuffler models. Shuffler lease revenue of $6.5 million set a Company record with the installed base of leased shufflers reaching a record high of approximately 5,000 units.  The total shuffler installed base increased to approximately 25,400 units. The current quarter shuffler lease revenue surpassed the prior sequential quarter by approximately $0.3 million with lease installations increasing approximately 140 units from the prior sequential quarter.  The fourth quarter in the prior year was favorably impacted by the opening of properties in the Macau market which translated into significant fourth quarter sales revenue.

Utility Products lease revenue and leased units increased modestly compared to the prior year quarter, due primarily to the renewed emphasis on leasing combined with an increase in the shuffler monthly average lease price.  Shuffler lease revenue reached an annual record high of $6.5 million as compared to $6.0 million in the prior year period. Utility Products sales and service revenue decreased to $13.1 million or a 21% decrease over the prior year period.  This decrease is primarily attributed to increased leasing offset by a 22% increase in the shuffler average sales price.  General pricing trends and gross margins for the Company’s Utility Products remain healthy.

Fiscal Year 2007

For the fiscal year, Utility Products revenue decreased 10% to $78.5 million versus $86.8 million in the prior year.  Utility Products lease revenue increased approximately $0.7 million with a corresponding increase in shuffler leased units by approximately 300 units. Utility Products sales and service revenue decreased to $53.7 million or a 14% decrease over the prior year.  General pricing trends and gross margins for the Company’s Utility Products remain healthy.

Proprietary Table Games

Fourth Quarter 2007

The Proprietary Table Games segment includes revenue from the license and sale of the Company’s intellectual property titles including Premium Games, Side Bets and revenues from the recent acquisition of PGIC’s TGD.  The acquisition of PGIC’s TGD was effective September 26, 2007, and included titles such as Caribbean Stud and Texas Hold ‘Em Bonus. The acquisition provides Shuffle Master with all of the top 5 and 11 of the top 15 revenue generating titles in the Proprietary Table Game market.  During the fourth quarter, revenue from Proprietary Table Games decreased 12% to $8.1 million versus $9.2 million in the same prior year period.  The decrease was due to a decline in lifetime license sales of $3.5 million in the prior year quarter to approximately $1.0 million in the current year quarter.  This decrease was offset by an increase in lease revenue of 25% over the prior year quarter and 13% over the prior sequential quarter.  The increase in lease revenue is attributable to the renewed emphasis in the Company’s lease model and the acquisition of PGIC’s TGD which lease revenues were included for one month of the fourth quarter. Lease revenue for the quarter set a Company record at $7.1 million.  The installed base of leased table games increased 33% over the prior year quarter to approximately 4,000 units. The current quarter results reflect a lower table games monthly average lease price than in the prior quarter largely attributable to the increase in the installed base of side bet table games and the assumed lease prices of certain acquired PGIC table games. Margins continue to be strong in this business segment, but will continue to be impacted by the PGIC tradename and patent amortization.

Fiscal Year 2007

For the fiscal year, Proprietary Table Games revenue declined from $38.3 million in the prior year to $33.1 million.  The decline is substantially attributable to the decrease in lifetime license sales from $14.1 million in the prior year to $7.0 million in the current year, a decline of more than 50%.   Again, this supports the Company initiative to re-emphasize leasing versus selling.  Table game lease revenue reached a record of $25.3 million for the year. The installed base of leased table games reached a record high of approximately 4,000 tables at the end of fiscal 2007, with a total table games installed base of approximately 5,400 tables.  The installed base was favorably impacted by the addition of approximately 600 tables acquired through the acquisition of PGIC’s TGD.  The results of operations for fiscal 2007 include one month of lease revenue from these newly acquired games.

Electronic Table Systems

Fourth Quarter 2007

The Electronic Table Systems segment includes Table Master, Rapid products, Vegas Star products and wireless gaming.  This segment saw tremendous growth over the prior year period.  Revenue for the fourth quarter grew 124% over the prior year period.  This growth was seen in both the lease and sales revenue lines which grew 225% and 109%, respectively. The revenue in this segment increased 19% over the prior sequential quarter.  The margins in this segment are significantly lower than the margins experienced in the traditional shuffler and table game product offerings.  The margins are negatively impacted by the amortization associated with the acquired products (Vegas Star and Rapid) from Stargames as well as depreciation and capital costs associated with the Electronic Table Systems products.

Fiscal Year 2007

Revenues for the fiscal year 2007 increased 68% over the prior year. Results from the acquired assets of Stargames are included for the full year of 2007, but only for nine months in the prior year period. As with the fourth quarter, increases were seen in both lease and sales activity, increasing 252% and 34%, respectively.   Both lease and sold seats reached record highs of approximately 1,100 and 5,000, respectively.  As is the case for the fourth quarter, margins in this segment are significantly lower than those experienced in traditional revenue streams. These are also impacted by one-time installation charges which are expensed as incurred for new lease additions and inventory write-downs taken at the Company’s Stargames subsidiary.

Electronic Gaming Machines

Fourth Quarter 2007

The Electronic Gaming Machines segment represents the slot business acquired as part of the Stargames acquisition.  The fourth quarter 2007 was a record quarter for Electronic Gaming Machine revenue, increasing 53% from the prior year quarter and 52% over the prior sequential quarter.  The Electronic Gaming Machine penetration is predominately in the Australian market which includes operations in New Zealand.  The Stargames titles have been extremely successful in this market place in recent months.  The gross margins in this segment are the lowest within the revenue portfolio.  In addition to the margins being low, this quarter was negatively impacted by a minimum royalty charge of approximately $1.2 million payable to WMS Gaming, Inc. for which there was no corresponding revenue.

Fiscal Year 2007

Similar to the fourth quarter, fiscal 2007 was a record year for the Electronic Gaming Machine segment with revenues increasing 86% to $39.3 million. Total installed base increased to approximately 19,000 units, a 17% increase over the prior year. Results from the acquired assets of Stargames are included for the full year of 2007, but only for nine months in the prior year period. Gross margins were negatively impacted for the full year by minimum royalty charges of $2.9 million paid to WMS Gaming, Inc. for which there is no corresponding revenue. The content license contract with WMS Gaming, Inc. will expire January 31, 2008.

Operating Expenses

Operating expenses for the fourth quarter increased as a percentage of revenue from the prior year quarter to 43% from 37%.  The increase is largely attributable to the increased infrastructure to support the Company’s growing multi-national business and a weaker U.S. dollar than in the prior period. Research and Development expenses, a component of Operating Expenses, remained relatively flat quarter over quarter at approximately 9% of revenues.

Full year operating expenses decreased as a percentage of revenue to 44% from 48%.  The prior year included a $19.1 million one-time write-off of Stargames’ In Process Research & Development offset by a $4.6 million gain from the Company’s sale to IGT of its remaining 50% interest in the ENPAT patents. Excluding these one-time events, operating expenses as a percentage of revenue for fiscal 2006 would have been 39%. The current year period includes a full year of operating expenses attributable to Stargames, including amortization of acquired intangibles, with only nine months of expense in the prior year period. As stated above, the overall increase in operating expenses as a percentage of revenues is largely attributable to increased infrastructure and personnel to manage the growth of the operations combined with the impact of a weaker U.S. dollar.

Other Expense

Other expense for the fourth quarter totaled $3.4 million compared to $2.0 million in the comparable prior year quarter, and $10.0 million for the current fiscal year as compared to $6.7 million in the prior fiscal year.  Other expense includes interest income predominately from the Company’s capital lease portfolio, interest expense on the senior secured revolving credit facility and convertible debentures as well as realized losses on foreign currency due to the weakening of the U.S. dollar.  The decline in interest income from the prior quarter and prior year is attributable to the maturing of the capital lease portfolio while the Company is not increasing the portfolio with new financed sales.   This is consistent with the Company’s renewed focus on the lease strategy and an increase in interest rates charged to more closely align with the Company’s weighted average cost of capital. Interest expense increased in fiscal 2007 over fiscal 2006 due to the increased interest rate associated with the credit facility as compared to the bridge financing in place for a majority of fiscal 2006.  Offsetting this increase was a decline in amortization of debt issuance costs.  Finally, the Company recognized foreign currency losses of $3.1 million for the year ended October 31, 2007 compared to $0.4 million in the prior year.

Tax Benefit

The tax benefit for the fourth quarter and full year of 2007 includes a benefit of $6.7 million which relates to recording amortizable tax basis for the PC4 technology which was included in amounts expensed as IPR&D in the prior periods for book purposes. The availability of a deduction was dependent upon interpretation of newly enacted Australian tax consolidation rules.  Initial guidance indicated that a tax deduction would not be available for this technology.  During the tax consolidation process, it was determined, in the fourth quarter of fiscal year 2007, that a tax deduction would be available.  As such, we recorded a deferred tax asset and reduced income tax expense.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $4.4 million as of October 31, 2007, compared to $8.9 million as of October 31, 2006.  Net cash provided by operating activities for the fourth quarter and fiscal year ended October 31, 2007 totaled approximately $1.5 million and $32.4 million, respectively, as compared to $5.4 million and $34.0 million in the comparable prior year periods, respectively.

On November 30, 2006, the Company closed on a $100.0 million senior secured revolving credit facility.  As of October 31, 2007, the Company had $75.7 million outstanding on the credit facility.   Amounts available under the credit facility will be used as needed for working capital, capital expenditures, and general corporate purposes, including share repurchases.

The Company repurchased 77,000 common shares during fiscal 2007 for approximately $2.0 million at an average price of $25.50 per share.  As of October 31, 2007, approximately $28.2 million remains outstanding under the existing share repurchase board authorization.

Further detail and analysis of the Company’s financial results for the fourth quarter and fiscal year ended October 31, 2007, will be included in its Annual Report on Form 10-K, which is scheduled to be filed with the Securities and Exchange Commission no later than January 14, 2008.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, traditional video slot machines for select markets, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the

S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; continued consolidation of gaming operations; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in state, federal, or foreign state tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; our ability to attract and retain key personnel; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; adverse changes in the creditworthiness of parties with whom the Company has significant receivables; the pace of gaming expansion and the influence of anti-gaming constituents; the Company’s ability to successfully and economically integrate the TGD business acquired from PGIC; the Company’s high level of indebtedness, and specifically the Company’s ability to meet debt service obligations and to refinance indebtedness, including the Company’s $150,000 contingent convertible senior notes (the “Notes”) and the Company’s $100,000 senior secured revolving credit facility (the “Revolver”), which will depend on the Company’s future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on Thursday, January 10, 2008 at 2:00 PM Pacific Time to discuss the results of operations for the fourth quarter and fiscal year ended October 31, 2007.  The dial-in number for the call is (201) 689-8263; request “Shuffle Master’s Fourth Quarter and Fiscal Year End 2007 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Immediately following the call and through January 17, 2008, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 267223.

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SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2007	2006	2007	2006

Revenue:
Product lease and royalties	$15,521	$12,259	$56,426	$49,551
Product sales and services	36,218	33,194	122,315	113,202
Other	(8)	180	110	238
Total revenue	51,731	45,633	178,851	162,991
Costs and expenses:
Cost of leases and royalties	5,056	3,367	17,221	11,794
Cost of sales and service	18,571	15,629	57,764	44,927
Gross margin	28,104	26,637	103,866	106,270
Selling, general and administrative	17,600	13,088	61,947	51,299
Research and development	4,635	3,947	17,337	12,910
Gain on sale of patent	—	—	—	(4,566)
In-process research and development	—	—	—	19,145
Total costs and expenses	45,862	36,031	154,269	135,509

Income from operations	5,869	9,602	24,582	27,482
Other expense	(3,396)	(1,999)	(9,974)	(6,699)
Equity method investment loss	33	(141)	(306)	(416)
Impairment of investments	—	(1,655)	—	(1,655)
Income from continuing operations before tax	2,506	5,807	14,302	18,712
Provision (benefit) for income taxes	(5,681)	2,497	(1,999)	13,373
Income from continuing operations	8,187	3,310	16,301	5,339
Discontinued operations, net of tax	(8)	(119)	78	(246)
Net income	$8,179	$3,191	$16,379	$5,093

Basic earnings per share:
Continuing operations	$0.24	$0.10	$0.47	$0.15
Discontinued operations	—	—	—	—
Net income	$0.24	$0.10	$0.47	$0.15

Diluted earnings (loss) per share:
Continuing operations	$0.23	$0.09	$0.46	$0.15
Discontinued operations	—	—	—	(0.01)
Net income	$0.23	$0.09	$0.46	$0.14

Weighted average shares outstanding:
Basic	34,700	34,552	34,680	34,585
Diluted	35,018	35,588	35,276	36,052

SHUFFLE MASTER, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	October 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$4,392	$8,906
Investments	—	11
Accounts receivable, net of allowance for bad debts of $476 and $1,422	35,045	32,662
Investment in sales-type leases and notes receivable, net	9,092	10,064
Inventories	34,081	24,658
Prepaid income taxes	4,110	1,138
Deferred income taxes	7,959	6,785
Other current assets	5,286	5,172
Total current assets	99,965	89,396
Investment in sales-type leases and notes receivable, net	6,124	11,510
Products leased and held for lease, net	15,886	11,282
Property and equipment, net	11,242	9,779
Intangible assets, net	91,343	77,904
Goodwill	105,354	91,700
Deferred income taxes	14,476	4,294
Other assets	15,377	9,342
Total assets	$359,767	$305,207

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,548	$11,217
Accrued liabilities	15,015	11,326
Customer deposits	2,213	2,017
Deferred revenue	5,489	5,499
Income taxes payable	—	938
Note payable and current portion of long-term liabilities	3,932	77,294
Total current liabilities	38,197	108,291
Long-term liabilities, net of current portion	232,698	158,753
Deferred income taxes	1,238	5,614
Total liabilities	272,133	272,658
Commitments and Contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding Common stock, $0.01 par value; 151,875 shares authorized; 35,198 and 34,895 shares issued and outstanding	352	349
Additional paid-in capital	6,492	717
Retained earnings	38,770	22,391
Accumulated other comprehensive income	42,020	9,092
Total shareholders’ equity	87,634	32,549
Total liabilities and shareholders’ equity	$359,767	$305,207

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2007	2006	2007	2006

Cash Flow Data:

Cash provided by operating activities	$1,552	$5,367	$32,404	$34,021

Cash used by investing activities	$(19,717)	$(3,432)	$(32,865)	$(104,142)

Cash provided (used) by financing activities	$7,032	$(17,353)	$(3,122)	$65,923

Reconciliation of income from continuing operations to Adjusted EBITDA:

Income from continuing operations	$8,187	$3,310	$16,301	$5,339
Other expense	3,396	2,000	9,973	6,699
Share-based compensation	834	1,476	4,812	5,512
IPR&D, Stargames acquisition	—	—	—	19,145
Investment write-down	—	1,655	—	1,655
Equity method investment loss	(33)	141	306	416
Provision for income taxes	(5,681)	2,497	(1,999)	13,373
Depreciation and amortization	5,313	4,543	19,421	16,662

Adjusted EBITDA from continuing operations (a)	$12,016	$15,622	$48,814	$68,801

a.               Adjusted EBITDA is earnings before other expense, provision for income taxes, depreciation, amortization, share-based compensation, in-process research and development and equity method investment loss.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure the performance, and as a basis for valuation, within our industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation, amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited)

PRODUCT SEGMENT - UNIT DATA

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Shufflers installed base (end of year)
Lease units	4,986	4,717	4,986	4,717

Sold units, inception-to-date:
Beginning of period	19,728	16,483	17,630	13,780
Sold during period	685	1,207	3,076	4,297
Less trade-ins and exchanges	(17)	(60)	(310)	(447)
End of year	20,396	17,630	20,396	17,630
Total installed base (a)	25,382	22,347	25,382	22,347

Chipper installed base (end of year)
Lease units	17	15	17	15

Sold units, inception-to-date
Beginning of period	686	574	620	368
Sold during period	35	46	101	252
End of year	721	620	721	620
Total installed base (a)	738	635	738	635

Proprietary Table Games installed base (end of year)
Royalty units	4,006	2,986	4,006	2,986

Sold units, inception-to-date
Beginning of period	1,412	1,066	1,233	768
Sold during period	25	167	204	465
End of year	1,437	1,233	1,437	1,233
Total installed base (a)	5,443	4,219	5,443	4,219

Electronic Table Systems installed base (end of year)
Lease seats	1,096	424	1,096	424

Sold seats, inception-to-date
Beginning of period	4,752	3,888	4,142	300
Sold during period	288	254	918	811
Less returns and exchanges		—	(20)	—
Stargames acquired base	—	—	—	3,031
End of year	5,040	4,142	5,040	4,142
Total installed base (a)	6,136	4,566	6,136	4,566

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Electronic Gaming Machines installed base (end of year)
Lease seats	2	—	2	—

Sold seats, inception-to-date
Beginning of period	18,111	15,446	16,279	—
Sold during period	882	833	2,714	1,607
Stargames acquired base	—		—	14,672
End of year	18,993	16,279	18,993	16,279
Total installed base (a)	18,995	16,279	18,995	16,279

a.              Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.